CPS Technologies Corp.
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2021 RESULTS

Norton, Massachusetts, July 28, 2021. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.9 million and an operating profit of $253 thousand for the quarter ended June 26, 2021. This compares with revenues of $5.8 million and an operating profit of $331 thousand for the quarter ended June 27, 2020.

Michael McCormack, President and CEO, said: “The impact of the pandemic on CPS’s business continues to subside. Revenues in the second quarter 2021 showed continuing improvement over revenues in each of the previous 4 quarters. We previously commented that we felt the fourth quarter 2020 was the low point in terms of reduced demand caused by the pandemic. Our 2021 results confirm this to be the case. Revenues in the second quarter 2021 were 20% higher than the first quarter 2021, and in both quarters of 2021 our bookings were significantly above shipments.

Looking at the quarter performance in more detail, on the positive side we are seeing a number of new pre-productions AlSiC orders which have the potential for significant additional growth in the future. We continue to see significant increases in demand for our hermetic packaging products, primarily for aerospace and defense applications, and we are seeing increased interest and quotation activity in our armor product line in addition to the order for the U.S. Navy on which we have commented in the past. We began shipments of our HybridTechTM Armor panels for crew-served weapons stations in the second quarter which had a positive impact on both the top and bottom lines.

As part of the Defense Industrial Base, CPS has been open and operating throughout the pandemic. To date all of our major customers remain open and operational. The pandemic has suppressed demand, particularly for baseplates in the high-speed train market, but most customers are experiencing or at least forecasting improvement in their businesses as more people are vaccinated and government-mandated closures, both foreign and domestic, are lessening. These observations do not mean that CPS will be unaffected by the pandemic going forward, but we continue to see demand increasing rather than declining going forward. We remain very optimistic about our 2021 performance, and the future long-term growth opportunities across all lines of business into Fiscal Year 2022.

Beyond Fiscal Year 2022, we are cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product line pipelines both in terms of revenues and earnings. In addition, we will make additional measured investments to increase the capacity of our current high volume manufacturing capacity.”

The Company will be hosting its first quarter conference call with investors at 4:45pm on Wednesday, July 28. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 1989645

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2021 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORP.

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020

Revenues:
Product sales	$5,862,183	$5,758,015	$10,727,890	$12,269,586

Total revenues	5,862,183	5,758,015	10,727,890	12,269,586

Cost of product sales	4,510,600	4,574,686	8,432,168	9,536,047

Gross Margin	1,351,583	1,183,329	2,295,722	2,733,539

Selling, general, and
administrative expense	1,098,616	852,773	2,007,087	1,781,362

Income from operations	252,967	330,556	288,635	952,176

Interest income (expense), net	(13,769)	(31,325)	(18,079)	(51,291)

Net income before
income tax	239,198	299,231	270,556	900,885
Income tax provision	—	—	456	—

Net income	$239,198	$299,231	$270,100	$900,885

Net income per
basic common share	$0.02	$0.02	$0.02	$0.07

CPS TECHNOLOGIES CORP.

BALANCE SHEET (UNAUDITED)

	June 26,	June 27,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,015,760	$195,203
Accounts receivable-trade, net	4,432,310	2,914,800
Inventories, net	3,989,435	3,709,471
Prepaid expenses and other current assets	273,523	71,506
Total current assets	11,711,028	6,890,980

Net property and equipment	1,172,862	1,287,947

Right-of-use lease asset	638,000	25,000
Deferred taxes, net	117,000	117,000
Total Assets	$13,638,890	$8,320,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable, current portion	$59,438	$58,134
Accounts payable	1,522,336	909,291
Accrued expenses	997,755	804,091
Deferred revenue	400,874	12,177
Lease liability, current portion	151,000	25,000
Total current liabilities	3,131,403	1,808,693
Note payable less current portion	124,566	154,570
Long term lease liability	487,000	—
Total liabilities	3,742,969	1,963,263
Total stockholders’ equity	9,895,921	6,357,664
Total liabilities and stockholders’ equity	$13,638,890	$8,320,927